UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2011

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO	63044
(Address of principal executive offices)	(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 7.01	Regulation FD Disclosure.

K-V Pharmaceutical Company (the “Company”) today announced the appointment of Patrick J. Christmas to serve as the Company’s new Vice President and General Counsel. Mr. Christmas will become the Company’s chief legal officer succeeding Gregory S. Bentley, who is K-V’s Senior Vice President of Law and a member of its Board of Directors. Mr. Bentley has served in that capacity since June 2010 under an arrangement which contemplated that he would return to his private legal practice after the Company filled the General Counsel position. Mr. Bentley will continue to serve as a director of the Company and to counsel the Company after he resumes private practice.

Mr. Christmas brings valuable legal and industry knowledge to K-V through his more than 15 years of direct corporate experience. He possesses expertise in a variety of critical legal functions including corporate governance, commercial and government contracts, licensing, intellectual property, risk management and litigation.

Mr. Christmas is a seasoned corporate attorney most recently serving as General Counsel and Secretary for the Wellstat Companies, a group of eight privately owned biotech companies. During his tenure at Wellstat Companies, Mr. Christmas was responsible for the legal, corporate governance, compliance, risk management and licensing functions. Prior to joining Wellstat in 2007, Mr. Christmas served as General Counsel of Bioveris Corporation, a publicly traded company selling diagnostic products worldwide to the life science, bio-defense and clinical markets until its acquisition by Roche Diagnostics. Before his in-house experience, Mr. Christmas spent four years as an Associate in the litigation section of Akin, Gump, Strauss, Hauer & Feld.

Mr. Christmas received his Bachelor of Arts in Economics in 1992 from Boston College and his J.D. cum laude from the University of Notre Dame Law School in 1995.

The information in this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press releases only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press releases.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2011

K-V PHARMACEUTICAL COMPANY

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.
President and Chief Executive Officer